AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 17, 1998
                                                          REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           ---------------------------


                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                           ---------------------------


                            PARKWAY PROPERTIES, INC.
             (Exact name of registrant as specified in its charter)
              MARYLAND                                    74-2123597
  (State or other jurisdiction                          (I.R.S. Employer
of incorporation or organization)                      Identification No.)

                          ONE JACKSON PLACE SUITE 1000
                             188 EAST CAPITOL STREET
                         JACKSON, MISSISSIPPI 39201-2195
                                 (601) 948-4091
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)
                    STEVEN G. ROGERS, DIRECTOR, PRESIDENT
                                      AND
                             CHIEF EXECUTIVE OFFICER
                          ONE JACKSON PLACE SUITE 1000
                             188 EAST CAPITOL STREET
                         JACKSON, MISSISSIPPI 39201-2195
                                 (601) 948-4091
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                           ---------------------------

                                   Copies to:

                             JOSEPH P. KUBAREK, ESQ.
                        JAECKLE FLEISCHMANN & MUGEL, LLP
                             800 FLEET BANK BUILDING
                              TWELVE FOUNTAIN PLAZA
                             BUFFALO, NEW YORK 14202
                                 (716) 856-0600

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

    IF THE ONLY SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED PURSUANT TO A DIVIDEND OR INTEREST REINVESTMENT PLAN, PLEASE CHECK THE FOLLOWING BOX. [ ]

    IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933 (THE "SECURITIES ACT"), OTHER THAN THE SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR INTEREST REINVESTMENT PLANS, CHECK THE FOLLOWING BOX. [X]

    IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(b) UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]

    IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(c) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]

    IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434, PLEASE CHECK THE FOLLOWING BOX. [ ]

    PURSUANT TO RULE 429 UNDER THE SECURITIES ACT OF 1933, THE PROSPECTUS CONSTITUTING A PART OF THIS REGISTRATION STATEMENT IS A COMBINED PROSPECTUS AND RELATES TO EQUITY SECURITIES OF PARKWAY PROPERTIES, INC. REGISTERED PURSUANT TO TWO OTHER REGISTRATION STATEMENTS ON FORM S-3 (NOS. 333-16479 AND 333-29259).

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


                             CALCULATION OF REGISTRATION FEE
================================================================================================
                                                             PROPOSED
                                                             MAXIMUM
                                                            AGGREGATE
                                                             OFFERING           AMOUNT OF
     TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED    PRICE(1)(2)      REGISTRATION FEE(3)
     --------------------------------------------------    -----------      -------------------
COMMON STOCK (4).........................................
PREFERRED STOCK(5).......................................  $212,490,791
DEPOSITARY SHARES REPRESENTING PREFERRED STOCK(6)........
    TOTAL................................................  $212,490,791          $62,685(7)
================================================================================================

(1) Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.

(2) The proposed maximum offering price (a) has been omitted pursuant to Instruction II.D. of Form S-3 and (b) will be determined, from time to time, by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder.

(3) The prospectus forming a part of this Registration Statement, as such prospectus may be amended or supplemented from time to time (the "Prospectus"), shall be deemed to relate to the $212,490,791 of securities registered hereby and, pursuant to Rule 429 under the Securities Act, a total of $37,509,209 of Common Stock, Preferred Stock and Depository Shares Representing Preferred Stock registered by Parkway Properties, Inc. ("Parkway") on two Registration Statements on Form S-3 (Nos. 333-16479 and 333-29259).

(4) Subject to footnote (1), there is being registered hereunder an indeterminate number of shares of Common Stock as may be sold, from time to time, by Parkway. There is also being registered hereunder an indeterminate number of shares of Common Stock that may be issued upon conversion of Preferred Stock or Depositary Shares registered hereunder.

(5) Subject to footnote (1), there is being registered hereunder an indeterminate number of shares of Preferred Stock as may be sold, from time to time, by Parkway.

(6) To be represented by Depositary Receipts representing an interest in all or a specified portion of Preferred Stock.

(7) Calculated pursuant to Rule 457(o) of the rules and regulations under the Securities Act of 1933, as amended.


================================================================================

                                EXPLANATORY NOTE


                  This Registration Statement relates to securities which may be offered from time to time by Parkway Properties, Inc. ("Parkway"). This Registration Statement contains a form of basic prospectus (the "Basic Prospectus") relating to Parkway which will be used in connection with an offering of securities by Parkway. The specific terms of the securities to be offered will be set forth in a prospectus supplement relating to such securities (the "Prospectus Supplement").

                  INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS

                              SUBJECT TO COMPLETION
                              DATED MARCH 17, 1998

                                  $250,000,000

                            PARKWAY PROPERTIES, INC.

                                  COMMON STOCK
                                 PREFERRED STOCK
                                DEPOSITARY SHARES

                                   ----------

                  Parkway Properties, Inc. ("Parkway") may from time to time offer in one or more series or classes (i) shares of its common stock, par value $0.001 per share (the "Common Stock"); (ii) shares of its preferred stock, par value $0.001 per share (the "Preferred Stock"); and (iii) Preferred Stock represented by depositary shares (the "Depositary Shares"); with an aggregate public offering price of up to $250,000,000 in amounts, at prices and on terms to be determined at the time of offering. The Common Stock, Preferred Stock and Depositary Shares (collectively, the "Securities") may be offered, separately or together, in one or more supplements to this Prospectus (each, a "Prospectus Supplement").

                  The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable (i) in the case of Common Stock, any initial public offering price; (ii) in the case of Preferred Stock, the specific designation and stated value per share, any dividend, liquidation, redemption, conversion, voting and other rights, and any initial public offering price; and (iii) in the case of Depositary Shares, the fractional share of Preferred Stock represented by each such Depository Share. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Securities, in each case as may be consistent with Parkway's Articles of Incorporation, as amended (the "Charter"), or as otherwise appropriate to preserve the status of Parkway as a real estate investment trust ("REIT") for federal income tax purposes.

                  The applicable Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Securities covered by such Prospectus Supplement.

                  The Securities may be offered directly, through agents designated from time to time by Parkway, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. See "Plan of Distribution." No Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of such series of Securities.

                                   ----------

                  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   ----------


                          The date of this Prospectus is
_________________________, 1998.

                              AVAILABLE INFORMATION


                  Parkway is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by Parkway may be inspected at, and, upon payment of the Commission's customary charges, copies obtained from, the Public Reference Section maintained by the Commission, 450 Fifth Street, N.W., Washington, DC 20549. Such reports, proxy statements and other information are also available for inspection and copying at prescribed rates at the Commission's regional offices in New York, New York (7 World Trade Center, 13th Floor, New York, New York 10048) and in Chicago, Illinois (Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661-2511). The Commission maintains a Web site (http://www.sec.gov) that also contains reports, proxy statements and other information concerning Parkway. In addition, the Common Stock is traded on the New York Stock Exchange, Inc. ("NYSE") under the symbol "PKY" and reports and other information can be inspected and copied at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

                  Parkway has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, with respect to the Securities. This Prospectus constitutes the Prospectus of Parkway, filed as part of the Registration Statement. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement, and reference is made to the Registration Statement and the exhibits listed therein, which can be inspected at the public reference facilities of the Commission noted above, and copies of which can be obtained from the Commission at prescribed rates as indicated above. Statements contained in this Prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance, reference is made to the copy of such contract or documents filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


                  Incorporated into this Prospectus by reference are the documents listed below filed by Parkway under the Exchange Act. Copies of any such documents, other than exhibits to such documents, are available without charge to each person to whom a copy of this Prospectus has been delivered upon written or oral request of such person from Parkway, One Jackson Place Suite 1000, 188 East Capitol Street, Jackson, Mississippi 39201-2195, Attention: Chief Financial Officer, telephone number (601) 948-4091.

                  The following documents are hereby incorporated into this Prospectus by reference and are made a part hereof:

                  1. Parkway Properties, Inc.'s Annual Report on Form 10-KSB for the year ended December 31, 1996 (Commission File No. 1-11533).

                  2. Parkway Properties, Inc.'s Annual Report on Form 10-KSB/A for the year ended December 31, 1996 (Commission File No. 1-11533).

                  3. Parkway Properties, Inc.'s Proxy Material for its Annual Meeting of Stockholders held on June 6, 1997 (Commission File No. 1-11533).

                  4. Parkway Properties, Inc.'s Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, as amended by Form 10-Q/A (Commission File No. 1-11533).

                  5. Parkway Properties, Inc.'s Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, as amended by Form 10-Q/A (Commission File No. 1-11533).

                  6. Parkway Properties, Inc.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, as amended by Form 10-Q/A (Commission File No. 1-11533).

                  7. Parkway Properties, Inc.'s Current Report on Form 8-K dated March 6, 1997 (Commission File No. 1-11533).

                  8. Parkway Properties, Inc.'s Current Report on Form 8-K dated March 18, 1997 (Commission File No. 1-11533).

                  9. Parkway Properties, Inc.'s Current Report on Form 8-K/A dated May 14, 1997 (Commission File No. 1-11533).

                  10. Parkway Properties, Inc.'s Current Report on Form 8-K dated June 27, 1997 (Commission File No. 1-11533).

                  11. Parkway Properties, Inc.'s Current Report on Form 8-K dated July 31, 1997 (Commission File No. 1-11533).

                  12. Parkway Properties, Inc.'s Current Report on Form 8-K/A dated August 25, 1997 (Commission File No. 1-11533).

                  13. Parkway Properties, Inc.'s Current Report on Form 8-K dated September 9, 1997 (Commission File No. 1-11533).

                  14. Parkway Properties, Inc.'s Current Report on Form 8-K dated September 19, 1997 (Commission File No. 1-11533).

                  15. Parkway Properties, Inc.'s Current Report on Form 8-K dated September 24, 1997 (Commission File No. 1-11533).

                  16. Parkway Properties, Inc.'s Current Report on Form 8-K dated September 30, 1997 (Commission File No. 1-11533).

                  17. Parkway Properties, Inc.'s Current Report on Form 8-K dated November 17, 1997 (Commission File No. 1-11533).

                  18. Parkway Properties, Inc.'s Current Report on Form 8-K dated November 25, 1997 (Commission File No. 1-11533).

                  19. Parkway Properties, Inc.'s Current Report on Form 8-K/A dated December 16, 1997 (Commission File No. 1-11533).

                  20. Parkway Properties, Inc.'s Current Report on Form 8-K/A dated February 6, 1998 (Commission File No. 1-11533).

                  21. Parkway Properties, Inc.'s Current Report on Form 8-K dated February 18, 1998 (Commission File No. 1-11533).

                  22. Parkway Properties, Inc.'s Current Report on Form 8-K/A dated February 19, 1998 (Commission File No. 1-11533).

                  23. Parkway Properties, Inc.'s Current Report on Form 8-K dated February 23, 1998 (Commission File No. 1-11533).

                  24. Parkway Properties, Inc.'s Current Report on Form 8-K dated February 25, 1998 (Commission File No. 1-11533).

                  25. Parkway Properties, Inc.'s Current Report on Form 8-K dated March 5, 1998 (Commission File No. 1-11533).

                  Each document filed by Parkway subsequent to the date of this Prospectus pursuant to Sections 13(a), 14 or 15(d) of the Exchange Act and prior to the termination of the offering of all Securities to which this Prospectus relates shall be deemed to be incorporated by reference in this Prospectus and shall be part hereof from the date of filing of such document. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus (in the case of a previously filed document incorporated or deemed to be incorporated by reference herein) in any accompanying Prospectus Supplement relating to a specific offering of Securities or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any accompanying Prospectus Supplement. Subject to the foregoing, all information appearing in this Prospectus and each accompanying Prospectus Supplement is qualified in its entirety by the information appearing in the documents incorporated by reference.

         Unless the context otherwise requires, all references in this Prospectus to "Parkway" shall mean Parkway Properties, Inc. and its subsidiaries on a consolidated basis or, where the context so requires, Parkway Properties, Inc. only, and, as the context may require, their predecessors.


                                   THE COMPANY


                  Parkway is a self-administered real estate investment trust ("REIT") specializing in the acquisition, ownership, management, financing and leasing of office properties in the Southeastern United States and Texas. Parkway will elect to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code") for the taxable year which began January 1, 1997. As of March 16, 1998, Parkway owned or had an interest in 46 office properties in twelve states encompassing approximately 6.3 million net rentable square feet.

                  Parkway was incorporated under the laws of the State of Maryland on May 17, 1996. Formed as a wholly-owned subsidiary of The Parkway Company, a Texas corporation, Parkway merged with The Parkway Company on August 2, 1996 (the "Merger") pursuant to the Agreement and Plan of Merger dated July 17, 1996 by and between Parkway and The Parkway Company. Parkway and its predecessors have been engaged in the real estate business since 1971. As a result of the Merger, Parkway succeeded to the business and operations of The Parkway Company. Additionally, on August 22, 1996 the shares of common stock, par value $0.001 per share, of Parkway (the "Common Stock") became listed on the New York Stock Exchange, Inc. ("NYSE") under the symbol "PKY." Prior to this date, the Common Stock had been quoted on the NASDAQ National Market under the symbol "PKWY."

                  Parkway currently manages its office properties in Jackson, Mississippi and in January 1998, expanded its self-management to office properties that it owns or may acquire in Houston, Atlanta, Dallas, Charlotte, Winston-Salem, Columbia, Knoxville and Memphis. Parkway benefits from a fully integrated management infrastructure, provided by its wholly-owned management subsidiary, Parkway Realty Services, LLC ("Parkway Realty"). In addition to certain of Parkway's office properties, as of March 16, 1998, Parkway Realty managed and/or leased approximately 1.0 Million net rentable square feet for third parties.

                  Parkway's principal executive offices are located at One Jackson Place Suite 1000, 188 East Capitol Street, Jackson, Mississippi 39201-2195. Its telephone number is (601) 948-4091 and Parkway maintains a web site (http://www.parkwayco.com).

                       RATIO OF EARNINGS TO FIXED CHARGES


                  Parkway's ratio of earnings to fixed charges for the nine months ended September 30, 1997 was 2.56, for the year ended December 31, 1996 was 1.9, for the year ended December 31, 1995 was 1.4, for the six months ended December 31, 1994 was 1.4, for the year ended June 30, 1994 was 1.4, for the year ended June 30, 1993 was 1.1 and for the year ended June 30, 1992 was 0.61. There was Preferred Stock outstanding only for a portion of the three months ended September 30, 1996. Accordingly, the ratio of earnings to fixed charges and Preferred Stock dividends are identical to the ratio of earnings to fixed charges for all periods other than that ending September 30, 1996. For the three months ended September 30, 1996, the ratio of earnings to combined fixed charges and Preferred Stock dividends was 1.8.

                  For purposes of computing these ratios, earnings have been calculated by adding fixed charges, excluding capitalized interest, to pre-tax income from continuing operations (net income or loss). Fixed charges consist of interest costs, whether expensed or capitalized, the interest component of rental expense and amortization of debt issuance costs.


                                 USE OF PROCEEDS


                  Unless otherwise described in the applicable Prospectus Supplement, Parkway intends to use the net proceeds from the offering for general corporate purposes including, without limitation, the acquisition of real estate properties, whether by acquisition of properties directly or through potential business combination transactions, development of new real estate properties, the repayment of debt and to fund working capital requirements.


                         DESCRIPTION OF PREFERRED STOCK


GENERAL

                  Parkway is authorized to issue Preferred Stock. The Board of Directors of Parkway may classify or reclassify any unissued shares of its capital stock from time to time by setting, altering or voiding the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or distributions, qualifications, or terms or conditions of redemption of such shares. As of February 28, 1998 there was no Preferred Stock outstanding.

                  The following description of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. The statements below describing the Preferred Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Charter and Bylaws and any applicable articles supplementing the Charter designating terms of a series of Preferred Stock (a "Designating Amendment").


TERMS

                  Subject to the limitations prescribed by the Charter, the Board of Directors is authorized to fix the number of shares constituting each series of Preferred Stock and the preference, conversion or other rights, voting powers, restrictions, limitation as to dividends, qualifications, or terms or conditions of redemption of the Preferred Stock. The Preferred Stock will, when issued, be fully paid and nonassessable by Parkway (except as described under "-- Stockholder Liability" below) and will have no preemptive rights.

                  Reference is made to the Prospectus Supplement relating to the Preferred Stock offered thereby for specific terms thereof, including:

                  (i)   The title and stated value of such Preferred Stock;

                  (ii) The number of such shares of Preferred Stock offered, the liquidation preference per share and the offering price of such Preferred Stock;

                  (iii) The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock;

                  (iv) The date from which dividends on such Preferred Stock shall accumulate, if applicable;

                  (v) The procedures for any auction or remarketing, if any, for such Preferred Stock;

                  (vi) The provision for a sinking fund, if any, for such Preferred Stock;

                  (vii) The provision for redemption, if applicable, of such Preferred Stock;

                 (viii) Any listing of such Preferred Stock on any securities exchange;

                  (ix) The terms and conditions, if applicable, upon which such Preferred Stock will be convertible into Common Stock, including the conversion price (or manner of calculation thereof);

                   (x) Whether interests in such Preferred Stock will be represented by Depositary Shares;

                  (xi) Any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock;

                  (xii) A discussion of U.S. federal income tax considerations applicable to such Preferred Stock;

                 (xiii) The relative ranking of preferences of such Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of Parkway;

                  (xiv) Any limitations on issuance of any series of Preferred Stock ranking senior to or on a parity with such series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of Parkway; and

                  (xv) Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of Parkway as a REIT.


RANK

                  Unless otherwise specified in the Prospectus Supplement, the Preferred Stock, will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of Parkway, rank (i) senior to all classes or series of Common Stock of Parkway, and to all equity securities ranking junior to such Preferred Stock; (ii) on a parity with all equity securities issued by Parkway the terms of which specifically provide that such equity securities rank on a parity with the Preferred Stock; and (iii) junior to all equity securities issued by Parkway the terms of which specifically provide that such equity securities rank senior to the Preferred Stock. The term "equity securities" does not include debt securities.


DIVIDENDS

                  Holders of Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board of Directors of Parkway, out of assets of Parkway legally available for payment, cash dividends at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend shall be payable to holders of record as they appear on the share transfer books of Parkway on such record dates as shall be fixed by the Board of Directors of Parkway.

                  Dividends on any series of Preferred Stock may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Board of Directors of Parkway fails to declare a dividend payable on a dividend payment date on any series of the Preferred Stock for which dividends are non-cumulative, then the holders of such series of the Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and Parkway will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

                  If Preferred Stock of any series are outstanding, no dividends will be declared or paid or set apart for payment on any capital stock of Parkway of any other series ranking, as to dividends, on a parity with or junior to the Preferred Stock of such series for any period unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Stock of such series for all past dividend periods and the then current dividend period or (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Stock of such series. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon Preferred Stock of any series and the shares of any other series of Preferred Stock ranking on a parity as to dividends with the Preferred Stock of such series, all dividends declared upon Preferred Stock of such series and any other series of Preferred Stock ranking on a parity as to dividends with such Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Preferred Stock of such series and such other series of Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Preferred Stock of such series (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock do not have a cumulative dividend) and such other series of Preferred Stock bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Stock of such series which may be in arrears.

                  Except as provided in the immediately preceding paragraph, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period; and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no dividends (other than in shares of Common Stock or other capital shares ranking junior to the Preferred Stock of such series as to dividends and upon liquidation) shall be declared or paid or set aside for payment or other distribution shall be declared or made upon the Common Stock, or any other capital shares of Parkway ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation, nor shall any shares of Common Stock, or any other capital shares of Parkway ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by Parkway (except by conversion into or exchange for other capital shares of Parkway ranking junior to the Preferred Stock of such series as to dividends and upon liquidation). Any dividend payment made on a series of Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of such series which remain payable.


REDEMPTION

                  If so provided in the applicable Prospectus Supplement, the Preferred Stock will be subject to mandatory redemption or redemption at the option of Parkway, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

                  The Prospectus Supplement relating to a series of Preferred Stock that is subject to mandatory redemption will specify the number of such shares of Preferred Stock that shall be redeemed by Parkway in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such shares of Preferred Stock do not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Stock of any series is payable only from the net proceeds of the issuance of capital shares of Parkway, the terms of such Preferred Stock may provide that, if no such capital shares have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Stock shall automatically and mandatorily be converted into the applicable capital shares of Parkway pursuant to conversion provisions specified in the applicable Prospectus Supplement.

                  Notwithstanding the foregoing, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on all shares of any series of Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period; and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends of the Preferred Stock of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no shares of any series of Preferred Stock shall be redeemed unless all outstanding Preferred Stock of such series is simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Stock of such series to preserve the REIT status of Parkway or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Stock of such series. In addition, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on all outstanding shares of any series of Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period; and (ii) if such series of Preferred

Stock does not have a cumulative dividend, full dividends on the Preferred Stock of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, Parkway shall not purchase or otherwise acquire directly or indirectly any Preferred Stock of such series (except by conversion into or exchange for capital stock of Parkway ranking junior to the Preferred Stock of such series as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Stock of such series to preserve the REIT status of Parkway or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Stock of such series.

                  If fewer than all of the outstanding Preferred Stock of any series are to be redeemed, the number of shares to be redeemed will be determined by Parkway and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held or for which redemption is requested by such holder (with adjustments to avoid redemption of fractional shares) or by lot in a manner determined by Parkway.

                  Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Preferred Stock of any series to be redeemed at the address shown on the share transfer books of Parkway. Each notice shall state: (i) the redemption date;
(ii) the number of shares and series of the Preferred Stock to be redeemed;
(iii) the redemption price; (iv) the place or places where certificates for such Preferred Stock are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder's conversion rights, if any, as to such shares shall terminate. If fewer than all the Preferred Stock of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of Preferred Stock to be redeemed from each such holder. If notice of redemption of any Preferred Stock has been given and if the funds necessary for such redemption have been set aside by Parkway in trust for the benefit of the holders of any Preferred Stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such Preferred Stock, and all rights of the holders of such shares will terminate, except the right to receive the redemption price.


LIQUIDATION PREFERENCE

                  Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Parkway, then, before any distribution or payment shall be made to the holders of any shares of Common Stock or any other class or series of capital shares of Parkway ranking junior to the Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of Parkway, the holders of each series of Preferred Stock shall be entitled to receive out of assets of Parkway legally available for distribution to stockholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable Prospectus Supplement), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such

Preferred Stock do not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Stock will have no right or claim to any of the remaining assets of Parkway. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of Parkway are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital shares of Parkway ranking on a parity with the Preferred Stock in the distribution of assets, then the holders of the Preferred Stock and all other such classes or series of capital shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

If liquidating distributions shall have been made in full to all holders of Preferred Stock, the remaining assets of Parkway shall be distributed among the holders of any other classes or series of capital shares ranking junior to the Preferred Stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of Parkway with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of the property or business of Parkway, shall not be deemed to constitute a liquidation, dissolution or winding up of Parkway.


VOTING RIGHTS

                  Holders of Preferred Stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement.

                  Whenever dividends on any Preferred Stock shall be in arrears for six or more consecutive quarterly periods, the holders of such Preferred Stock (voting separately as a class with all other series of Preferred Stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors of Parkway at a special meeting called by the holders of record of at least ten percent (10%) of any series of Preferred Stock so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders) or at the next annual meeting of stockholders, and at each subsequent annual meeting until (i) if such series of Preferred Stock has a cumulative dividend, all dividends accumulated on such Preferred Stock for the past dividend periods and the then current dividend period shall have been declared and fully paid or declared and a sum sufficient for the payment thereof set aside for payment or (ii) if such series of Preferred Stock does not have a cumulative dividend, four consecutive quarterly dividends shall have been declared and fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In such case, the number of persons constituting the entire Board of Directors of Parkway will be increased by two directors.

                  Unless provided otherwise for any series of Preferred Stock, so long as any shares of Preferred Stock remain outstanding, Parkway will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of each series of Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking prior to such series of Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized capital stock of Parkway into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Charter or the Designating Amendment for such series of Preferred Stock, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of such series of Preferred Stock or the holder thereof; provided, however, as to the occurrence of any of the Events set forth in (ii) above, so long as the Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event, Parkway may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Preferred Stock and provided further that (a) any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other series of Preferred Stock; or (b) any increase in the amount of authorized shares of such series or any other series of Preferred Stock, in each case ranking on a parity with or junior to the Preferred Stock of such series with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

                  The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected all outstanding shares of such series of Preferred Stock shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

                  Under Maryland law, notwithstanding anything to the contrary set forth above, holders of each series of Preferred Stock will be entitled to vote upon any proposed amendment to the Charter if the amendment would change the contract rights of such shares as expressly set forth in the Charter.


CONVERSION RIGHTS

                  The terms and conditions, if any, upon which any series of Preferred Stock are convertible into Common Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Common Stock into which the shares of Preferred Stock are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversions will be at the option of the holders of the Preferred Stock or Parkway, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of Preferred Stock.

STOCKHOLDER LIABILITY

                  As discussed below under "Description of Common
Stock--General," applicable Maryland law provides that no stockholder, including holders of Preferred Stock, will be personally liable for the acts and obligations of Parkway and that the funds and property of Parkway will be the only recourse for such acts or obligations.


RESTRICTIONS ON OWNERSHIP

                  As discussed below under "Description of Common Stock--Restrictions on Transfer," for Parkway to qualify as a REIT under the Code, not more than 50% in value of its outstanding capital shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist Parkway in meeting this requirement, Parkway may take certain actions to limit the beneficial ownership, directly or indirectly, by a single person of Parkway's outstanding equity securities, including any Preferred Stock of Parkway. Therefore, the Designating Amendment for each series of Preferred Stock may contain provisions restricting the ownership and transfer of the Preferred Stock. The applicable Prospectus Supplement will specify any additional ownership limitation relating to a series of Preferred Stock.


REGISTRAR AND TRANSFER AGENT

                  The Registrar and Transfer Agent for the Preferred Stock will be set forth in the applicable Prospectus Supplement.


                        DESCRIPTION OF DEPOSITARY SHARES


GENERAL

                  Parkway may issue receipts ("Depositary Receipts") for Depositary Shares, each of which will represent a fractional interest of a share of a particular series of Preferred Stock, as specified in the applicable Prospectus Supplement. Preferred Stock of each series represented by Depositary Shares will be deposited under a separate deposit agreement (each, a "Deposit Agreement") among Parkway, the depositary named therein (a "Preferred Stock Depositary"), and the holders from time to time of the Depositary Receipts. Subject to the terms of the applicable Deposit Agreement, each owner of a Depositary Receipt will be entitled, in proportion to the fractional interest of a share of a particular series of Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipt, to all the rights and preferences of the Preferred Stock represented by such Depositary Shares (including dividend, voting, conversion, redemption and liquidation rights).

                  The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the applicable Deposit Agreement. Immediately following the issuance and delivery of the Preferred Stock by Parkway to a Preferred Stock Depositary, Parkway will cause such Preferred Stock Depositary to issue, on behalf of Parkway, the Depositary Receipts. Copies of the applicable form of Deposit Agreement and Depositary Receipt may be obtained from Parkway upon request, and the statements made hereunder relating to Deposit Agreements and the Depositary Receipts to be issued thereunder are summaries of certain anticipated provisions thereof and do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the applicable Deposit Agreement and related Depositary Receipts.


DIVIDENDS AND OTHER DISTRIBUTIONS

                  A Preferred Stock Depositary will be required to distribute all cash dividends or other cash distributions received in respect of the applicable Preferred Stock to the record holders of Depositary Receipts evidencing the related Depositary Shares in proportion to the number of such Depositary Receipts owned by such holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to such Preferred Stock Depositary.

                  In the event of a distribution other than in cash, a Preferred Stock Depositary will be required to distribute property received by it to the record holders of Depositary Receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to such Preferred Stock Depositary, unless such Preferred Stock Depositary determines that it is not feasible to make such distribution, in which case such Preferred Stock Depositary may, with the approval of Parkway, sell such property and distribute the net proceeds from such sale to such holders.

                  No distribution will be made in respect of any Depositary Share to the extent that it represents any Preferred Stock which have been converted or exchanged.


WITHDRAWAL OF SHARES

                  Upon surrender of the Depositary Receipts at the corporate trust office of the applicable Preferred Stock Depositary (unless the related Depositary Shares have previously been called for redemption or converted), the holders thereof will be entitled to delivery at such office, to or upon each such holder's order, of the number of whole or fractional shares of the applicable Preferred Stock and any money or other property represented by the Depositary Shares evidenced by such Depositary Receipts. Holders of Depositary Receipts will be entitled to receive whole or fractional shares of the related Preferred Stock on the basis of the proportion of Preferred Stock represented by each Depositary Share as specified in the applicable Prospectus Supplement, but holders of such Preferred Stock will not thereafter be entitled to receive Depositary Shares therefor. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of Preferred Stock to be withdrawn, the applicable Preferred Stock Depositary will be required to deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.


REDEMPTION OF DEPOSITARY SHARES

                  Whenever Parkway redeems Preferred Stock held by a Preferred Stock Depositary, such Preferred Stock Depositary will be required to redeem as of the same redemption date the number of Depositary Shares representing the Preferred Stock so redeemed, provided Parkway shall have paid in full to such Preferred Stock Depositary the redemption price of the Preferred Stock to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price per Depositary Share will be equal to the redemption price and any other amounts per share payable with respect to the Preferred Stock. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional Depositary Shares) or by any other equitable method determined by Parkway that preserves the REIT status of Parkway.

                  From and after the date fixed for redemption, all dividends in respect of the Preferred Stock so called for redemption will cease to accrue, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Receipts evidencing the Depositary Shares so called for redemption will cease, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such Depositary Receipts were entitled upon such redemption upon surrender thereof to the applicable Preferred Stock Depositary.


VOTING OF THE PREFERRED STOCK

                  Upon receipt of notice of any meeting at which the holders of the applicable Preferred Stock are entitled to vote, a Preferred Stock Depositary will be required to mail the information contained in such notice of meeting to the record holders of the Depositary Receipts evidencing the Depositary Shares which represent such Preferred Stock. Each record holder of Depositary Receipts evidencing Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct such Preferred Stock Depositary as to the exercise of the voting rights pertaining to the amount of Preferred Stock represented by such holder's Depositary Shares. Such Preferred Stock Depositary will be required to vote the amount of Preferred Stock represented by such Depositary Shares in accordance with such instructions, and Parkway will agree to take all reasonable action which may be deemed necessary by such Preferred Stock Depositary in order to enable such Preferred Stock Depositary to do so. Such Preferred Stock Depositary will be required to abstain from voting the amount of Preferred Stock represented by such Depositary Shares to the extent it does not receive specific instructions from the holders of Depositary Receipts evidencing such Depositary Shares. A Preferred Stock Depositary will not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as any such action or non-action is in good faith and does not result from negligence or willful misconduct of such Preferred Stock Depositary.


LIQUIDATION PREFERENCE

                  In the event of the liquidation, dissolution or winding up of Parkway, whether voluntary or involuntary, the holders of each Depositary Receipt will be entitled to the fraction of the liquidation preference accorded each Preferred Share represented by the Depositary Share evidenced by such Depositary Receipt, as set forth in the applicable Prospectus Supplement.


CONVERSION OF PREFERRED STOCK

                  The Depositary Shares, as such, will not be convertible into Common Stock or any other securities or property of Parkway. Nevertheless, if so specified in the applicable Prospectus Supplement relating to an offering of Depositary Shares, the Depositary Receipts may be surrendered by holders thereof to the applicable Preferred Stock Depositary with written instructions to such Preferred Stock Depositary to instruct Parkway to cause conversion of the Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipts into whole shares of Common Stock, other Preferred Stock or other shares of stock, and Parkway will agree that upon receipt of such instructions and any amounts payable in respect thereof, it will cause the conversion thereof utilizing the same procedures as those provided for delivery of Preferred Stock to effect such conversion. If the Depositary Shares evidenced by a Depositary Receipt are to be converted in part only, a new Depositary Receipt or Receipts will be issued for any Depositary Shares not to be converted. No fractional shares of Common Stock will be issued upon conversion, and if such conversion will result in a fractional share being issued, an amount will be paid in cash by Parkway equal to the value of the fractional interest based upon the closing price of the Common Stock on the last business day prior to the conversion.


AMENDMENT AND TERMINATION OF A DEPOSIT AGREEMENT

                  Any form of Depositary Receipt evidencing Depositary Shares which will represent Preferred Stock and any provision of a Deposit Agreement will be permitted at any time to be amended by agreement between Parkway and the applicable Preferred Stock Depositary. However, any amendment that materially and adversely alters the rights of the holders of Depositary Receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related Preferred Stock will not be effective unless such amendment has been approved by the existing holders of at least two-thirds of the applicable Depositary Shares evidenced by the applicable Depositary Receipts then outstanding. No amendment shall impair the right, subject to certain anticipated exceptions in the Deposit Agreements, of any holders of Depositary Receipts to surrender any Depositary Receipt with instructions to deliver to the holder the related Preferred Stock and all money and other property, if any, represented thereby, except in order to comply with law. Every holder of an outstanding Depositary Receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such Depositary Receipt, to consent and agree to such amendment and to be bound by the applicable Deposit Agreement as amended thereby.

                  A Deposit Agreement will be permitted to be terminated by Parkway upon not less than 30 days' prior written notice to the applicable Preferred Stock Depositary if (i) such termination is necessary to preserve Parkway's status as a REIT or (ii) a majority of each series of Preferred Stock affected by such termination consents to such termination, whereupon such Preferred Stock Depositary will be required to deliver or make available to each holder of Depositary Receipts, upon surrender of the Depositary Receipts held by such holder, such number of whole or fractional Preferred Stock as are represented by the Depositary Shares evidenced by such Depositary Receipts together with any other property held by such Preferred Stock Depositary with respect to such Depositary Receipts. Parkway will agree that if a Deposit Agreement is terminated to preserve Parkway's status as a REIT, then Parkway will use its best efforts to list the Preferred Stock issued upon surrender of the related Depositary Shares on a national securities exchange. In addition, a Deposit Agreement will automatically terminate if (i) all outstanding Depositary Shares thereunder shall have been redeemed; (ii) there shall have been a final distribution in respect of the related Preferred Stock in connection with any liquidation, dissolution or winding up of Parkway and such distribution shall have been distributed to the holders of Depositary Receipts evidencing the Depositary Shares representing such Preferred Stock; or (iii) each share of the related Preferred Stock shall have been converted into stock of Parkway not so represented by Depositary Shares.


CHARGES OF A PREFERRED STOCK DEPOSITARY

                  Parkway will pay all transfer and other taxes and governmental charges arising solely from the existence of a Deposit Agreement. In addition, Parkway will pay the fees and expenses of a Preferred Stock Depositary in connection with the performance of its duties under a Deposit Agreement. However, holders of Depositary Receipts will pay the fees and expenses of a Preferred Stock Depositary for any duties requested by such holders to be performed which are outside of those expressly provided for in the applicable Deposit Agreement.

RESIGNATION AND REMOVAL OF DEPOSITARY

                  A Preferred Stock Depositary will be permitted to resign at any time by delivering to Parkway notice of its election to do so, and Parkway will be permitted at any time to remove a Preferred Stock Depositary, any such resignation or removal to take effect upon the appointment of a successor Preferred Stock Depositary. A successor Preferred Stock Depositary will be required to be appointed within 60 days after delivery of the notice of resignation or removal and will be required to be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.


MISCELLANEOUS

                  A Preferred Stock Depositary will be required to forward to holders of Depositary Receipts any reports and communications from Parkway which are received by such Preferred Stock Depositary with respect to the related Preferred Stock.

                  Neither a Preferred Stock Depositary nor Parkway will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under a Deposit Agreement. The obligations of Parkway and Preferred Stock Depositary under a Deposit Agreement will be limited to performing their duties thereunder in good faith and without negligence (in the case of any action or inaction in the voting of Preferred Stock represented by the applicable Depositary Shares), gross negligence or willful misconduct, and neither Parkway nor any applicable Preferred Stock Depositary will be obligated to prosecute or defend any legal proceeding in respect of any Depositary Receipts, Depositary Shares or Preferred Stock represented thereby unless satisfactory indemnity is furnished. Parkway and any Preferred Stock Depositary will be permitted to rely on written advice of counsel or accountants, or information provided by persons presenting Preferred Stock represented thereby for deposit, holders of Depositary Receipts or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.

                  In the event a Preferred Stock Depositary shall receive conflicting claims, requests or instructions from any holders of Depositary Receipts, on the one hand, and Parkway on the other hand, such Preferred Stock Depositary shall be entitled to act on such claims, requests or instructions received from Parkway.

                           DESCRIPTION OF COMMON STOCK


GENERAL

                  Parkway is authorized to issue up to 70,000,000 shares of Common Stock. As of March 16, 1998 there were 11,084,624 shares of Common Stock outstanding and 285,102 shares of Common Stock reserved for issuance upon the exercise of options granted under Parkway's 1991 Directors Stock Option Plan, Parkway's 1994 Stock Option Plan and Parkway's 1997 Non-Employee Directors' Stock Option Plan. All of the issued and outstanding shares of Common Stock are fully paid and non-assessable and have equal voting, distribution and liquidation rights. Shares of Common Stock are not subject to call or redemption; provided, however, if the Parkway Board of Directors determines that the direct or indirect ownership of Common Stock has or may become concentrated to an extent which threatens Parkway's status as a REIT, the Board of Directors may call for the redemption of a number of shares of Common Stock.

                  The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of Common Stock have no cumulative voting rights. Additionally, subject to the rights of holders of Preferred Stock, holders of Common Stock are entitled to receive such dividends as may be declared from time to time by the directors out of funds legally available therefor.

                  The shares of Common Stock currently outstanding are listed for trading on the NYSE under the symbol "PKY." Parkway will apply to the NYSE to list the additional shares of Common Stock to be sold pursuant to any Prospectus Supplement, and Parkway anticipates that such shares will be so listed.

                  Under Maryland law, stockholders are generally not liable for Parkway's debts or obligations. If Parkway is liquidated, subject to the right of any holders of Preferred Stock, if any, to receive preferential distributions, each outstanding share of Common Stock will be entitled to participate pro rata in the assets remaining after payment of, or adequate provision for, all known debts and liabilities of Parkway.


PROVISIONS OF PARKWAY'S CHARTER AND BYLAWS

                  Parkway's Charter provides that the number of directors will be ten, which number may be increased or decreased pursuant to Parkway's Bylaws. Currently, the number of directors is nine and all nine positions on the Board of Directors are filled by the vote of the stockholders at the annual meeting. Stockholders do not have cumulative voting rights in the election of directors. Stockholders are entitled to one vote for each share of Common Stock held by them.

OTHER MATTERS

                  The transfer agent and registrar for the Common Stock is Harris Trust and Savings Bank, Chicago, Illinois.


RESTRICTIONS ON TRANSFER

                  Ownership Limits. For Parkway to qualify as a REIT under the Code, no more than 50% in value of its outstanding Common Stock may be owned, actually and constructively under the applicable attribution provisions of the Code, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year) or during a proportionate part of a shorter taxable year. The Common Stock must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year (other than the first year) or during a proportionate part of a shorter taxable year. Because Parkway intends to elect to be treated as a REIT, the Charter contains restrictions on the acquisition of Common Stock intended to ensure compliance with these requirements.

                  Pursuant to the provisions of the Charter, if a transfer of stock occurs whereby any person would own, beneficially or constructively, 9.8 percent or more (in value or in number, whichever is more restrictive) of the outstanding capital stock of Parkway (excluding Excess Shares, as defined below), then such amount in excess of the 9.8 percent limit shall automatically be converted into shares of a separate class of stock, the excess stock, par value $0.001 per share, of Parkway (the "Excess Shares"), and any such transfer will be void ab initio. However, such restrictions will not prevent the settlement of a transaction entered into through the facilities of any interdealer quotation system or national securities exchange upon which shares of capital stock of Parkway are traded, provided that certain transactions may be settled by providing Excess Shares. Although holders of Excess Shares have no dividend or voting rights, such holders do have certain rights in the event of any liquidation, dissolution or winding up of the corporation. The Charter further provides that the Excess Shares will be held by Parkway as trustee for the person or persons to whom the shares are ultimately transferred, until such time as the shares are re-transferred to a person or persons in whose hands the shares would not be Excess Shares and certain price-related restrictions are satisfied. These provisions are designed to enable Parkway to meet the share ownership requirements applicable to REITs under the Code, but may also have an anti-takeover effect. Parkway currently has 30,000,000 Excess Shares authorized pursuant to its Charter.

                  Each stockholder shall, upon request by Parkway, furnish such information that Parkway may reasonably request in order to determine Parkway's status as a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

                  The foregoing ownership limitations may have the effect of precluding acquisition of control of Parkway without the consent of the Board of Directors.

                  Special Voting Requirements for Certain Business Combinations. Pursuant to Maryland law, Parkway is governed by special procedures that apply to certain business combinations between a corporation and interested stockholders. The purpose of such provisions is to protect the corporation and its stockholders against hostile takeovers by requiring that certain criteria are satisfied. These criteria include prior approval by the board of directors, prior approval by a majority or supermajority vote of disinterested stockholders and requirements that a "fair price" be paid to the disinterested stockholders.

                  Maryland law provides that a Maryland corporation may not engage in any "business combination" with any "interested stockholder." An "interested stockholder" is defined, in essence, as any person owning beneficially, directly or indirectly, ten percent or more of the outstanding voting stock of a Maryland corporation. Unless an exemption applies, Parkway may not engage in any business combination with an interested stockholder for a period of five years after the interested stockholder became an interested stockholder, and thereafter may not engage in a business combination unless it is recommended by the board of directors and approved by the affirmative vote of at least (i) eighty percent of the votes entitled to be cast by the holders of all outstanding voting stock of Parkway, voting together as a single voting group and (ii) two-thirds of the votes entitled to be cast by all holders of outstanding shares of voting stock other than voting stock held by the interested stockholder. The voting requirements do not apply at any time to business combinations with an interested stockholder or its affiliates if approved by the board of directors of the corporation prior to the time the interested stockholder first became an interested stockholder. Additionally, if the business combination involves the receipt of consideration by the stockholders in exchange for the corporation's stock, the voting requirements do not apply if certain "fair price" conditions are met.

                  Control Share Acquisitions. Maryland law provides for the elimination of the voting rights of shares held by any person who makes a "control share acquisition" except to the extent that such acquisition is exempt or is approved by at least two-thirds of all votes entitled to be cast on the matter, excluding shares of capital stock owned by the acquirer or by officers or directors who are employees of the corporation whose shares were acquired. A "control share acquisition" is the direct or indirect acquisition by any person of ownership of, or the power to direct the exercise of voting power with respect to, shares of voting stock ("control shares") that would, if aggregated with all other voting stock owned by such person, entitle such person to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third; (ii) one-third or more but less than a majority; or (iii) a majority or more of voting power.

                  A person who has made or proposes to make a control share acquisition, upon the satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting. If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as permitted by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to voting rights, as of the date of the last control share acquisition or as of the date of any meeting of stockholders at which the voting rights of such shares are considered and not approved.

                  If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the stock as determined for purposes of such appraisal rights may not be less than the highest price per share paid in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a control share acquisition. The control share acquisition statute does not apply to stock acquired in a merger, consolidation or stock exchange if the corporation is a party to the transaction.

                  Supermajority Votes. The Charter provides that (i) no term or provision of the Charter may be added, amended or repealed in any respect which, in the determination of the Board of Directors, causes Parkway not to qualify as a REIT under the Code; (ii) the sections of the Charter concerning the removal of directors, amendment of the Bylaws, the indemnification of agents and limitation of liability of directors and officers and the section concerning special stockholder vote requirements shall not be amended or repealed; and
(iii) no provision imposing cumulative voting in the election of directors may be added to the Charter, except, in addition to any vote required by the terms of then outstanding Preferred Stock, upon the affirmative vote of the holders of not less than eighty percent of all votes entitled to be cast on the matter.

                  Stockholders Rights Agreement. Stockholders, pursuant to a Rights Agreement, have the right to purchase Common Stock at a price of $40.00 per share, subject to adjustment, on a Distribution Date which will occur on the earliest of (i) the date of Parkway's public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding Common Stock (the "Stock Acquisition Date"); (ii) 10 days following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 30% or more of the outstanding Common Stock; or (iii) 10 days after the Board of Directors shall declare any person to be an "Adverse Person," as defined in the Rights Agreement. The Rights are not exercisable until the Distribution Date and expire at the close of business on September 6, 2005, unless earlier redeemed by Parkway.

                  In the event any person becomes an Acquiring Person, each holder of a Right will have the right to receive, upon exercise of the Right and payment of the purchase price, Common Stock (or, if sufficient Common Stock is unavailable and subject to certain limitations, cash, property or other securities of Parkway) having a value equal to two times the purchase price of the Right (referred to as the "Subscription Right"). The Subscription Right is exercisable during the 60-day period following the later of the Stock Acquisition Date or the effective date of a registration statement covering the Common Stock (or other securities, if applicable) subject to the Subscription Right (referred to as the "Subscription Period"). Notwithstanding any of the foregoing, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void.

                  In the event that, at any time following the Stock Acquisition Date, (i) Parkway engages in a merger or other business combination transaction or (ii) 50% or more of Parkway's assets or earning power is sold or transferred, each holder of a Right (except Rights which previously have been voided pursuant to the Rights Agreement) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the purchase price of the Right.

                  The purchase price payable, and the number of shares of Common Stock (or the number and kind of other securities or property, as the case may be) issuable upon exercise of the Rights are subject to adjustment from time to time to prevent dilution.


                        FEDERAL INCOME TAX CONSIDERATIONS


INTRODUCTORY NOTES

                  The following discussion summarizes certain federal income tax considerations that may be relevant to a prospective stockholder of Parkway. This discussion is based on current law. The discussion is not exhaustive of all possible tax considerations and does not discuss any state, local or foreign tax considerations. It also does not discuss all of the aspects of federal income taxation that may be relevant to a prospective stockholder in light of his or her particular circumstances or to certain types of stockholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) who are subject to special treatment under the federal income tax laws.

                  EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND SALE OF SECURITIES IN AN ENTITY ELECTING TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.


TAXATION OF THE COMPANY

                  General. Parkway will elect to be taxed as a REIT under Sections 856 through 860 of the Code effective January 1, 1997. Parkway's qualification and taxation as a REIT depends upon its ability to meet on a continuing basis, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests and organizational requirements imposed under the Code, as discussed below. Although management of Parkway believes that Parkway is organized and operating in a manner that permits it to qualify as a REIT, and intends to operate in such a manner in the future, no assurance can be given that Parkway will be able to continue to operate in a manner so as to qualify or remain qualified as a REIT. See "--Failure to Qualify" below.

                  Jaeckle Fleischmann & Mugel, LLP has acted as counsel to Parkway in connection with the offering and Parkway's election to be taxed as a REIT. In the opinion of Jaeckle Fleischmann & Mugel, LLP, assuming that the elections and other procedural steps described in the following discussion of "Requirements for Qualification" are completed by Parkway in a timely fashion, Parkway's organization and proposed method of operation will enable it to qualify to be taxed as a REIT under the Code commencing with Parkway's taxable year beginning January 1, 1997, and for its future taxable years. Investors should be aware, however, that opinions of counsel are not binding upon the Internal Revenue Service (the "Service") or any court. It must be emphasized that the opinion is based on various assumptions and is conditioned upon certain representations made by Parkway as to factual matters, including representations regarding the nature of Parkway's properties and the future conduct of its business. Such factual assumptions and representations are described below in this discussion of "Federal Income Tax Considerations" and are set out in the federal income tax opinion that will be delivered by Jaeckle Fleischmann & Mugel, LLP at the closing of the offering. Moreover, such qualification and taxation as a REIT depends upon Parkway's ability to meet on a continuing basis, through actual annual operating results, distribution levels and share ownership, the various qualification tests imposed under the Code discussed below. Jaeckle Fleischmann & Mugel, LLP will not review Parkway's compliance with those tests on a continuing basis. Accordingly, no assurance can be given that the actual results of Parkway's operations for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of the failure to qualify as a REIT, see "--Failure to Qualify" below.

                  The following is a general summary of the Code provisions that govern the federal income tax treatment of a REIT and its stockholders. These provisions of the Code are highly technical and complex. This summary is qualified in its entirety by the applicable Code provisions, the regulations promulgated thereunder ("Treasury Regulations"), and administrative and judicial interpretations thereof.

                  If Parkway qualifies for taxation as a REIT and distributes to its stockholders at least 95% of its REIT taxable income, it generally will not be subject to federal corporate income taxes on the portion of its ordinary or capital gain income that it currently distributes to stockholders. This treatment substantially eliminates the "double taxation" (at the corporate and stockholder levels) that generally results from investment in a corporation. Even if Parkway qualifies as a REIT, it will be subject to federal income tax in the following circumstances.

First, Parkway will be taxed at regular corporate rates on any undistributed taxable income, including undistributed net capital gains. Second, under certain circumstances, Parkway may be subject to the "alternative minimum tax" on its items of tax preference. Third, if Parkway has (i) net income from the sale or other disposition of "foreclosure property" (which is, in general, property acquired by foreclosure or otherwise on default of a loan secured by the property) that is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if Parkway has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax. Fifth, if Parkway should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which it fails the 75% or 95% test, multiplied by a fraction intended to reflect its profitability. Sixth, if Parkway should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year; (ii) 95% of its REIT capital gain net income for such year (for this purpose such term includes capital gains which Parkway elects to retain but which it reports as distributed to its stockholders, see "Annual Distribution Requirements"); and
(iii) any undistributed taxable income from prior years, Parkway would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, Parkway will be subject to tax at the highest corporate rates on built-in gains recognized within a 10 year period of its election to be taxable as a REIT on assets it formerly held while it was a C corporation (i.e., a corporation generally subject to full corporate level tax). In addition, if Parkway acquires any additional asset from a C corporation in a transaction in which the basis of the asset in Parkway's hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and Parkway recognizes gain on the disposition of such asset during the 10-year period beginning on the date on which such asset was acquired by it, then, to the extent of such asset's built-in gain (the excess of the fair market value of such property at the time of acquisition by Parkway over the adjusted basis of such property at such time), such gain will be subject to tax at the highest regular corporate rate applicable (as provided in Service regulations that have not yet been promulgated).

                  Requirements for Qualification. The Code defines a REIT as a corporation, trust or association (i) which is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;
(iii) which would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code; (iv) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons; (vi) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities); and (vii) which meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (i) through (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (v) and (vi) will not apply until after the first taxable year for which an election is made to be taxed as a REIT. Parkway satisfies the requirements (i) through (iv) as of January 1, 1997. Parkway's Charter contains restrictions regarding the transfer of its shares that are intended to assist it in satisfying the share ownership requirements described in (v) and (vi) above.

                  Effective January 1, 1998, substantially all of Parkway's operating assets have been transferred to Parkway Properties LP (the "Operating Partnership"). Parkway owns a 99% limited partnership interest and Parkway Properties General Partners, Inc. owns a 1% general partnership interest in the Operating Partnership. Parkway Properties General Partners, Inc. is a wholly-owned subsidiary of Parkway and its only remaining operating subsidiary. Code Section 856(i) provides that a corporation that is a "qualified REIT subsidiary" shall not be treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a "qualified REIT subsidiary" shall be treated as assets, liabilities and items of income, deduction and credit of the REIT. A "qualified REIT subsidiary" is a corporation, all of the capital stock of which is owned by the REIT. In applying the requirements described herein, any "qualified REIT subsidiaries" of Parkway will be ignored, and all assets, liabilities and items of income, deduction and credit of such subsidiaries will be treated as assets, liabilities and items of income, deduction and credit of Parkway. Parkway Properties General Partners, Inc., therefore, will not be subject to federal corporate income taxation, although it may be subject to state and local taxation.

                  In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the gross income of the partnership attributable to such share. In addition, the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income and asset tests described below. Thus, Parkway's proportionate share of the assets, liabilities and items of income of the Operating Partnership owned and the noncorporate subsidiaries, which are either limited liability companies or partnerships, of the Operating Partnership will be treated as assets, liabilities and items of income of Parkway for purposes of applying the requirements described herein.

                  A corporation may not elect to become a REIT unless its taxable year is the calendar year. Parkway's taxable year is the calendar year. In addition, for tax years beginning prior to January 1, 1998, pursuant to applicable Treasury Regulations, to be able to elect to be taxed as a REIT, Parkway must maintain certain records and request on an annual basis certain information from its stockholders designed to disclose the actual ownership of its outstanding shares. Parkway intends to comply with such requirements. For tax years beginning January 1, 1998 and beyond, these records and informational requirements are no longer a condition to REIT election. Instead, a monetary penalty will be imposed for failure to comply with these requirements.

                  Earnings and Profits Calculation. In order to elect REIT status, Parkway cannot have earnings and profits which have been generated during years in which Parkway was not qualified as a REIT. For this purpose, under the Code, earnings and profits of companies which have been acquired by Parkway, and the earnings and profits of any of Parkway's subsidiaries, are included in calculating Parkway's earnings and profits account. The determination of the earnings and profits account of a company is a highly technical and complex undertaking. Parkway's predecessor, The Parkway Company, was organized in 1971 and over the years acquired several companies. In calculating the earnings and profits account, studies have been undertaken of not only Parkway's earnings and profits history, but also the history of all acquired companies. Based on these studies Parkway believes that it did not have any positive accumulated earnings and profits on January 1, 1997, the effective date of its REIT election. Any determination made by Parkway with respect to its earnings and profits account is not binding on the Service. In the event the Service were to successfully challenge Parkway's calculation of its earnings and profits, a possible outcome of such challenge could be the termination of Parkway's status as a REIT and the payment of corporate level income tax on its taxable income.

                  Income Tests. In order for Parkway to maintain qualification as a REIT, three separate percentage tests relating to the source of its gross income must be satisfied annually. First, at least 75% of the REIT's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the REIT's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments described above, and from dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. Third, for tax years beginning prior to January 1, 1998, gain from the sale or other disposition of (i) stock or securities held for less than one year; (ii) prohibited transactions; and (iii) certain real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the REIT's gross income (including gross income from prohibited transactions) for each taxable year.

                  Rents received by Parkway will qualify as "rents from real property" in satisfying the above gross income tests only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, amounts received or accrued generally will not be excluded from "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, rents received from a tenant will not qualify as "rents from real property" if Parkway, or a direct or indirect owner of 10% or more of Parkway, directly or constructively owns 10% or more of such tenant (a "Related Party Tenant"). For tax years beginning on and after January 1, 1998, this 10% threshold is raised to 25% with respect to partners in partnerships. Third, if rent attributable to personal property that is leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents received to qualify as "rents from real property," Parkway generally must not operate or manage the property, or furnish or render services to tenants, other than through an "independent contractor" who is adequately compensated and from whom Parkway derives no revenue. The "independent contractor" requirement, however, does not apply to the extent the services provided by Parkway are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant."

                  For taxable years beginning after December 31, 1997, rental income received by Parkway will not cease to qualify as "rents from real property" merely because Parkway performs non-customary services for a tenant if the amount that Parkway receives as a result of performing such services does not exceed 1% of all amounts received directly or indirectly by Parkway with respect to such property. In applying this limitation, the amount that Parkway is treated as having received for performing such services will not be less than 150% of the direct cost to Parkway of providing those services. Parkway believes that all services that are provided to its tenants will be considered "usually or customarily" rendered in connection with the rental of comparable properties. Further, any noncustomary services will be provided only through qualifying independent contractors or within the one percent safe harbor described above. Parkway believes that the income generated from its currently owned assets and its proposed method of operations will permit it to meet the income tests outlined above.

                  If Parkway fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions generally will be available if its failure to meet such tests was due to reasonable cause and not due to willful neglect, Parkway attaches a schedule of the sources of its income to its federal income tax return for such years, and any incorrect information on the schedules was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances Parkway would be entitled to the benefit of these relief provisions. As discussed above in "General," even if these relief provisions were to apply, a tax would be imposed with respect to the excess net income.

                  Asset Tests. At the close of each quarter of its taxable year, Parkway must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of Parkway's total assets must be represented by certain real estate assets (including temporary investments in stock or debt instruments purchased with the proceeds of a stock or debt offering of Parkway and held during the one year period from Parkway's receipt of capital in connection with said offering), cash, cash items and government securities. Second, not more than 25% of Parkway's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by Parkway may not exceed 5% of the value of Parkway's total assets, and Parkway may not own more than 10% of any one issuer's outstanding voting securities (excluding securities of a qualified REIT subsidiary or another REIT). Parkway believes that the assets that it currently owns will permit it to meet the asset tests outlined above.

                  If Parkway should fail to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause it to lose its REIT status if (i) it satisfied the asset tests at the close of the preceding calendar quarter, and (ii) the discrepancy between the value of Parkway's assets and the asset tests either did not exist immediately after the acquisition of any particular asset or was not wholly or partly caused by such an acquisition (e.g., the discrepancy arose from changes in the market values of its assets). If the conditions described in clause (ii) of the preceding sentence were not satisfied, Parkway still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

                  Annual Distribution Requirements. Parkway, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (i) the sum of (a) 95% of its "REIT taxable income" (computed without regard to the dividends paid deduction and its net capital gain) and (b) 95% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before Parkway timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that Parkway does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax on the nondistributed amount at regular capital gains and ordinary corporate tax rates. Furthermore, if Parkway should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year; (ii) 95% of its REIT capital gain income for such year; and (iii) any undistributed taxable income from prior periods, it will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

                  For taxable years beginning after December 31, 1997, Parkway may elect to retain and pay tax on net long-term capital gains and require its stockholders to include their proportionate share of such undistributed net capital gains in their income. If Parkway makes such election, stockholders would receive a tax credit attributable to their share of the capital gains tax paid by Parkway, and would receive an increase in the basis of their shares in Parkway in an amount equal to the stockholder's share of the undistributed net long-term capital gain reduced by the amount of the credit. Further, any undistributed net long-term capital gains that are included in the income of Parkway stockholders pursuant to this rule, will be treated as distributed for purposes of 4% excise tax.

                  Parkway intends to make timely distributions sufficient to satisfy the annual distribution requirements. It is possible, however, that Parkway, from time to time, may not have sufficient cash or liquid assets to meet the distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of such income and deduction of such expenses in arriving at Parkway's REIT taxable income, or if the amount of nondeductible expenses such as principal amortization or capital expenditures exceed the amount of noncash deductions. In the event that such timing differences occur, in order to meet the distribution requirements, Parkway may arrange for short-term, or possibly long-term, borrowing to permit the payment of required dividends. If the amount of nondeductible expenses exceeds noncash deductions, Parkway may refinance its indebtedness to reduce principal payments and borrow funds for capital expenditures.

                  Under certain circumstances, Parkway may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year that may be included in Parkway's deduction for dividends paid for the earlier year. Thus, Parkway may be able to avoid being taxed on amounts distributed as deficiency dividends; however, it will be required to pay interest to the Service based upon the amount of any deduction taken for deficiency dividends.

                  Failure to Qualify. If Parkway fails to qualify for taxation as a REIT in any taxable year and no relief provisions apply, Parkway will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which Parkway fails to qualify will not be deductible by it, nor will such distributions be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and, subject to certain limitations in the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, Parkway also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances Parkway would be entitled to such statutory relief.


TAXATION OF STOCKHOLDERS

                  Taxation of Taxable Domestic Stockholders. As long as Parkway qualifies as a REIT, distributions made to its taxable domestic stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income, and corporate stockholders will not be eligible for the dividends received deduction as to such amounts. Domestic stockholders generally are stockholders who are (i) citizens or residents of the United States; (ii) corporations, partnerships or other entities created or organized in or under the laws of the United States or any political subdivision thereof; or (iii) estates or trusts the income of which is subject to United States federal income taxation regardless of its source. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed Parkway's actual net capital gain for the taxable year) without regard to the period for which the stockholder has held his or her shares. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of such stockholder's shares, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a stockholder's shares, they will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less), assuming the shares are a capital asset in the hands of the stockholder. In addition, any dividend declared by Parkway in October, November or December of any year payable to a stockholder of record on a specific date in any such month shall be treated as both paid by Parkway and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by Parkway during January of the following calendar year. Stockholders may not include in their individual income tax returns any net operating losses or capital losses of Parkway.

                  In general, any gain or loss realized upon a taxable disposition of shares by a stockholder who is not a dealer in securities will be treated as a long term capital gain or loss if the shares have been held for more than one year and otherwise a short term capital gain or loss. However, any loss upon a sale or exchange of shares by a stockholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as long-term capital loss to the extent of distributions from Parkway required to be treated by such stockholder as long-term capital gain.

                  The Taxpayer Relief Act of 1997 reduced the top tax rate for individuals, estates and trusts on certain long-term capital gains. Generally, long-term capital gains on property held for more than 18 months will not be taxed at a rate greater than 20% and the maximum rate is reduced to 18% for assets acquired after December 31, 2000 and held for more than five years. For taxpayers subject to the 15% regular tax bracket, long-term capital gains on property held for more than 18 months will not be taxed at a rate greater than 10%, and, effective for taxable years beginning after December 31, 2000, the rate is reduced to 8% for assets held more than five years. Long-term capital gain from the sale or exchange of certain depreciable real property held for more than 18 months which would be treated as ordinary income if the real property was depreciable personal property is subject to a maximum tax rate of 25% rather than 20%. Long-term capital gain (other than certain depreciation recapture taxable as ordinary income) allocated to a stockholder by Parkway will be subject to the 25% rate to the extent that the gain does not exceed depreciation on real property sold by Parkway. The maximum rate of capital gains tax for capital assets held for more than one year but less than 18 months remains at 28%. The taxation of capital gains by corporations was not changed.

                  In addition, Internal Revenue Notice 97-64 provides temporary guidance with respect to the taxation of distributions by Parkway designated as capital gain dividends. Pursuant to Internal Revenue Notice 97-64, forthcoming Temporary Regulations will provide that capital gains allocated to a stockholder by a REIT may be designated as a 20% rate gain distribution, an unrecaptured
Section 1250 gain distribution (subject to the 25% rate), or a 28% rate gain distribution. In determining the amounts which may be designated as each class of capital gains dividends, a REIT must calculate its net capital gains as if it were an individual subject to a marginal tax rate of 28%. Unless specifically designated otherwise by Parkway, a distribution designated as a capital gain distribution is presumed to be a 28% rate gain distribution. If Parkway elects to retain any net long-term capital gain, as discussed above, the undistributed long-term capital gains are considered to be designated as capital gain dividends for purposes of Internal Revenue Notice 97-64.

                  Backup Withholding. Parkway will report to its domestic stockholders and the Service the amount of dividends paid during each calendar year, and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A stockholder who does not provide Parkway with its correct taxpayer identification number may also be subject to penalties imposed by the Service. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, Parkway may be required to withhold a portion of capital gain distributions made to any stockholders who fail to certify their non-foreign status to Parkway. See "Taxation of Non-U.S. Stockholders" below.

                  Taxation of Tax-Exempt Stockholders. Most tax-exempt entities, including employees' pension trusts, are not subject to federal income tax except to the extent of "unrelated business taxable income" ("UBTI"). The Service has ruled that amounts distributed by a REIT to a tax-exempt employees' pension trust do not constitute UBTI. Based upon this ruling and the analysis therein, and subject to the discussion below regarding qualified pension trust investors, distributions by Parkway to a stockholder that is a tax-exempt entity generally should not constitute UBTI, provided that the tax-exempt entity has not financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Code and the shares of Common Stock are not otherwise used in an unrelated trade or business of the tax-exempt entity. Revenue rulings, however, are interpretative in nature and subject to revocation or modification by the Service.

                  A "qualified trust" (defined to be any trust described in section 401(a) of the Code and exempt from tax under section 501(a) of the Code) that holds more than 10% of the value of the shares of a REIT may be required, under certain circumstances, to treat a portion of distributions from the REIT as UBTI. This requirement will apply for a taxable year only if (i) the REIT satisfies the requirement that not more than 50% of the value of its shares be held by five or fewer individuals (the "five or fewer requirement") only by relying on a special "look-through" rule under which shares held by qualified trust stockholders are treated as held by the beneficiaries of such trusts in proportion to their actuarial interests therein; and (ii) the REIT is "predominantly held" by qualified trusts. A REIT is "predominantly held" by qualified trusts if either (i) a single qualified trust holds more than 25% of the value of the REIT shares, or (ii) one or more qualified trusts, each owning more than 10% of the value of the REIT shares, hold in the aggregate more than 50% of the value of the REIT shares. If the foregoing requirements are met, the percentage of any REIT dividend treated as UBTI to a qualified trust that owns more than 10% of the value of the REIT shares is equal to the ratio of (i) the UBTI earned by the REIT (computed as if the REIT were a qualified trust and therefore subject to tax on its UBTI) to (ii) the total gross income (less certain associated expenses) of the REIT for the year in which the dividends are paid. A de minimis exception applies where the ratio set forth in the preceding sentence is less than 5% for any year.

                  The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the five or fewer requirement without relying on the "look-through" rule. The restrictions on ownership of Common Stock in Parkway's Charter should prevent application of the foregoing provisions to qualified trusts purchasing Common Stock of Parkway pursuant to the offering, absent a waiver of the restrictions by the Board of Directors.

                  Taxation of Non-U.S. Stockholders. The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders (collectively, "Non-U.S. Stockholders") are complex, and no attempt will be made herein to provide more than a limited summary of such rules. The discussion does not consider any specific facts or circumstances that may apply to a particular Non-U.S. Stockholder. Prospective Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of U.S. federal, state and local income tax laws with regard to an investment in the Common Stock, including any reporting requirements.

                  Distributions that are not attributable to gain from sales or exchanges by Parkway of U.S. real property interests and not designated by Parkway as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of Parkway. Such distributions, ordinarily, will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces such rate. However, if income from the investment in Common Stock is treated as effectively connected with the Non-U.S. Stockholder's conduct of a U.S. trade or business, the Non-U.S. Stockholder generally will be subject to a tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends (and may also be subject to a branch profits tax of up to 30% if the stockholder is a foreign corporation). Parkway expects to withhold U.S. income tax at the rate of 30% on the gross amount of any dividends paid to a Non-U.S. Stockholder that are not designated as capital gain dividends unless (i) a lower treaty rate applies and the required form evidencing eligibility for that reduced rate is filed with Parkway or (ii) the Non-U.S. Stockholder files IRS Form 4224 with Parkway claiming that the distribution is income treated as effectively connected to a U.S. trade or business.

                  Distributions in excess of current and accumulated earnings and profits of Parkway will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's Common Stock, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Stockholder's shares, they will give rise to tax liability if the Non-U.S. Stockholder would otherwise be subject to tax on any gain from the sale or disposition of his or her Common Stock as described below. If at any time Parkway is not a "domestically controlled REIT," as defined below, Parkway must withhold U.S. income tax at the rate of 10% on distributions to Non-U.S. Stockholders that are not paid out of current or accumulated earnings and profits unless the Non-U.S. Stockholders provide Parkway with withholding certificates evidencing their exemption from withholding tax. If it cannot be determined at the time that such a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. Stockholder may seek a refund of such amounts from the Service if it is subsequently determined that such distribution was, in fact, in excess of current and accumulated earnings and profits of Parkway.

                  For any year in which Parkway qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by Parkway of U.S. real property interests will be taxed to a Non-U.S. Stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, these distributions are taxed to a Non-U.S. Stockholder as if such gain were effectively connected with a U.S. business. Thus, Non-U.S. Stockholders will be taxed on such distributions at the normal capital gain rates applicable to U.S. stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Stockholder not entitled to treaty relief or exemption. Parkway is required by applicable Treasury Regulations to withhold 35% of any distribution that could be designated by Parkway as a capital gain dividend. This amount is creditable against the Non-U.S. Stockholder's FIRPTA tax liability.

                  Gain recognized by a Non-U.S. Stockholder upon a sale of Common Stock generally will not be taxed under FIRPTA if Parkway is a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of its shares was held directly or indirectly by Non-U.S. Stockholders. Parkway believes that it currently qualifies as a "domestically controlled REIT," and that the sale of Common Stock will not therefore be subject to tax under FIRPTA. Because Parkway is publicly traded, however, no assurance can be given that Parkway will continue to be a domestically controlled REIT. Even if Parkway is not a "domestically controlled REIT," a Non-U.S. Stockholder's sale of Common Stock generally will not be subject to tax under FIRPTA as a sale of U.S. real property interests provided that (i) Parkway's Common Stock is "regularly traded" on an established securities market, and (ii) the selling Non-U.S. Stockholder held 5% or less of Parkway's Common Stock at all times during the specified testing period. In addition, gain not subject to FIRPTA will be taxable to a Non-U.S. Stockholder if (i) the investment in Common Stock is treated as effectively connected with the Non-U.S. Stockholder's trade or business, in which case the Non-U.S. Stockholder will be subject to the same treatment as the U.S. stockholders with respect to such gain; or (ii) the Non-U.S. Stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% withholding tax on the individual's capital gains. If the gain on the sale of Common Stock were to be subject to tax under FIRPTA, the Non-U.S. Stockholder would be subject to the same treatment as U.S. stockholders with respect to such gain (subject to applicable alternative minimum tax and a special alterative minimum tax in the case of nonresident alien individuals).

                  State and Local Taxes. Parkway and its stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside (although stockholders who are individuals generally should not be required to file state income tax returns outside of their state of residence with respect to Parkway's operations and distributions). The state and local tax treatment of Parkway and its stockholders may not conform to the federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Securities.


                              PLAN OF DISTRIBUTION


                  Parkway may sell Securities to or through underwriters or dealers for public offering and sale by or through them, and also may sell Securities directly to other purchasers or agents or through any combination of these methods of sale.

                  The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

                  In connection with the sale of Securities, underwriters may receive compensation from Parkway or for purchasers of Securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers, and agents that participate in the distribution of Securities may be deemed to be underwriters, and any discounts or commissions they receive from Parkway and any profit on the resale of Securities they realize may be deemed to be underwriting discounts and commissions, under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from Parkway will be described, in the applicable Prospectus Supplement.

                  Unless otherwise specified in the related Prospectus Supplement, each series of Securities will be a new issue with no established trading market, other than the shares of Common Stock which are listed on the NYSE. Any shares of Common Stock sold pursuant to a Prospectus Supplement will be listed on such exchange, subject to official notice of issuance. Parkway may elect to list any series of Preferred Stock or Depositary Shares on an exchange, but is not obligated to do so. It is possible that one or more underwriters may make a market in a series of Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of the trading market for the Securities.

                  Under agreements Parkway may enter into, underwriters, dealers and agents who participate in the distribution of Securities may be entitled to indemnification by Parkway against certain liabilities, including liabilities under the Securities Act.

                  Underwriters, dealers and agents may engage in transactions with, or perform services for, or be customers of, Parkway in the ordinary course of business.

                  If so indicated in the applicable Prospectus Supplement, Parkway will authorize underwriters or other persons acting as Parkway's agents to solicit offers by certain institutions to purchase Securities from Parkway pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by Parkway. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.


                                     EXPERTS


                  The consolidated financial statements of Parkway appearing in Parkway's Annual Report on Form 10-KSB for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                                  LEGAL MATTERS


                  The legality of the Securities will be passed upon for Parkway by Jaeckle Fleischmann & Mugel, LLP, Buffalo, New York.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.          OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

                  The following table sets forth the various expenses in connection with the issuance and distribution of the Securities, other than underwriting discounts and commissions. All of the amounts shown are estimated except the Securities and Exchange Commission ("Commission") registration fee.

                  Commission Registration Fee.......................$  62,685

                  New York Stock Exchange, Inc. Listing Fee.........   35,000

                  Blue Sky fees and expenses........................    5,000

                  Printing and engraving expenses...................  100,000

                  Legal fees and expenses...........................  100,000

                  Accounting fees and expenses......................   75,000

                  Miscellaneous.....................................   17,315
                                                                    ---------

                           Total.....................................$395,000
                                                                     ========

ITEM 15.          INDEMNIFICATION OF DIRECTORS AND OFFICERS.

                  Parkway's Articles of Incorporation, as amended (the "Charter"), contain a provision authorizing Parkway to indemnify, to the fullest extent permitted by Maryland law, its directors and officers, whether serving Parkway or, at its request, any other entity. Additionally, the Charter provides that to the fullest extent permitted by Maryland law, no director or officer shall be liable to Parkway or its stockholders for money damages.

                  Section 2-418 of the Maryland General Corporation Law (the "Indemnification Statute"), the law of the state in which Parkway is organized, empowers a company, subject to certain limitations, to indemnify its officers and directors against expenses, including attorneys' fees, judgments, penalties, fines, settlements and expenses, actually and reasonably incurred by them in any suit or proceeding to which they are parties unless the act or omission of the director was material to the matter giving rise to the proceeding and was committed in bad faith, or was the result of active and deliberate dishonesty, or the director received an improper personal benefit or, with respect to a criminal action or proceeding, the director had reasonable cause to believe their conduct was unlawful.

                  Parkway has entered into an indemnification agreement (the "Indemnification Agreement") with each of its directors and officers, and the Board of Directors has authorized Parkway to enter into an Indemnification Agreement with each of the future directors and officers of Parkway. The Indemnification Statute permits a corporation to indemnify its directors and officers. However, the protection that is specifically afforded by the Indemnification Statute authorizes other arrangements for indemnification of directors and officers, including insurance. The Indemnification Agreement is intended to provide indemnification to the maximum extent allowable by, or not in violation of, or offensive to, any law of the State of Maryland.

                  The Indemnification Agreement provides that Parkway shall indemnify a director or officer who is a party to the agreement (the "Indemnitee") if he or she was or is a party to or otherwise involved in any proceeding by reason of the fact that he or she was or is a director or officer of Parkway, or was or is serving at its request in a certain capacity of another entity, against losses incurred in connection with the defense or settlement of such proceeding. This indemnification shall be provided to the fullest extent permitted by the Indemnification Agreement. This is similar to the indemnification provided by the Indemnification Statute except that indemnification is not available under the Indemnification Agreement to the Indemnitee who pays any amount in settlement of a proceeding without Parkway's written consent.


ITEM 16.      EXHIBITS.

              The following exhibits are filed herewith (or incorporated by reference):

(1)           Form of Underwriting Agreement.*

(3) (a)       Articles of Incorporation, as amended, of Parkway.**

    (b)       Bylaws of Parkway.**

(5) Opinion of Jaeckle Fleischmann & Mugel, LLP regarding legality of securities being registered.*

(8) Opinion of Jaeckle Fleischmann & Mugel, LLP regarding tax matters.*

(12)          Statement regarding computation of ratios.+

(23)(a)       Consent of Ernst & Young LLP.+

     (b) Consent of Jaeckle Fleischmann & Mugel, LLP (incorporated by reference to Exhibit 5).

(24)              Powers of Attorney.+

----------

+                 Filed herewith.

* To be filed by amendment or to be incorporated by reference herein by a Current Report on Form 8-K.

**                Previously filed.


ITEM 17.          UNDERTAKINGS.

                  (a)      The undersigned Registrant hereby undertakes:

                           (1) To file, during any period in which offers or
sales are being made, a post-effective amendment to this Registration Statement:

                                    (i) To include any prospectus required by
Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities
Act");

                                   (ii) To reflect in the prospectus any facts
or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                                 (iii)  To include any material information
with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and
(a)(1)(ii) do not apply if information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                           (2) That, for the purpose of determining any
liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                           (3) To remove from registration by means of a
post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                  (d) The undersigned Registrant hereby undertakes that:

                           (1) For purposes of determining any liability under
the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form or prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                           (2) For the purpose of determining any liability
under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


                  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jackson, State of Mississippi as of the 4th of March 1998.


                                            PARKWAY PROPERTIES, INC.



                                            By: /s/ Steven G. Rogers
                                                ------------------------------
                                                     Steven G. Rogers
                                                     Director, President and
                                                     Chief Executive Officer


                               POWERS OF ATTORNEY


                  Each person whose signature appears below hereby constitutes and appoints each of Steven G. Rogers and Sarah P. Clark his or her true and lawful attorney-in-fact and agent, each with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each attorney-in-fact and agent, full power and authority to do and perform each such and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and the foregoing Powers of Attorney have been signed by the following persons in the capacities indicated on the dates indicated.

NAME AND TITLE                         TITLE                         DATE
--------------                         -----                         ----


/s/Steven G. Rogers              Director, President and       March 4, 1998
--------------------------       Chief Executive Officer
Steven G. Rogers


/s/Sarah P. Clark                Vice President, Chief         March 4, 1998
--------------------------       Financial Officer,
Sarah P. Clark                   Treasurer and Secretary


                                 Director                      -------, 1998
--------------------------
Leland R. Speed


/s/Daniel C. Arnold              Director                      March 4, 1998
--------------------------
Daniel C. Arnold


/s/George R. Farish              Director                      March 4, 1998
--------------------------
George R. Farish


                                 Director                      -------, 1998
--------------------------
Roger P. Friou


/s/Michael J. Lipsey             Director                       March 2, 1998
--------------------------
Michael J. Lipsey


/s/Joe F. Lynch                  Director                       March 2, 1998
--------------------------
Joe F. Lynch


/s/C. Herbert Magruder           Director                      March 4, 1998
--------------------------
C. Herbert Magruder


/s/W. Lincoln Mossop, Jr.        Director                      March 2, 1998
--------------------------
W. Lincoln Mossop, Jr.